EXHIBIT 10.6
AMENDMENT
TO
EMPLOYMENT AGREEMENT
     WHEREAS, The Home Savings and Loan Company of Youngstown, Ohio (the “Company”) previously entered into an Employment Agreement with Patrick W. Bevack (the “Executive”) effective as of December 31, 2004 (the “Agreement”); and
     WHEREAS, the Company and the Executive recognize certain aspects of the terms and conditions of the employment relationship between the Company and the Executive are subject to certain requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Section 409A Requirements”) which, among other things, necessitate specific documentation of compliance with such requirements; and
     WHEREAS, the Company is subject to certain regulatory requirements and restrictions which may impact or interact with its ability to implement changes to the Agreement (the “Regulatory Restrictions”); and
     WHEREAS, the Company and the Executive desire to amend the Agreement to comply with the Section 409A Requirements to avoid potential adverse tax consequences to the Executive, recognizing the potential applicability of the Regulatory Restrictions:
NOW, THEREFORE, effective January, 1, 2009, the Agreement is amended as follows:
1. A new Subsection 7(e) is added as follows:
“(e) In the event and to the extent the terms and conditions of this Agreement are subject to regulatory approval and/or may be nullified or rendered inoperative or inapplicable by operation of applicable law, the Agreement shall be effective only to extent permissible under such regulatory and/or other legal requirements, but to the fullest extent as may be permissible thereunder.”
2. A new Section 21 is added to the end of the Agreement as follows:
“21. Code Section 409A Requirements.
     (a) Specified Employee Restrictions. Anything contained in the preceding provisions of this Agreement to the contrary notwithstanding, any payments otherwise payable to or with respect to a Specified Employee (as hereinafter defined) shall not be paid to or with respect to a Specified Employee until at least six (6) months after such Specified Employee’s Separation from Service (as hereinafter defined); provided, however, that, if such Separation from Service is an “involuntary separation from service” under Treas. Reg. Section 1.409A-1(n), then such delay shall only be applied to
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the extent such amounts, when added to all other amounts required to be taken into account under the “separation pay” limitation of Treas. Reg. Section 1.409A-1(b)(9)(iii), would, if paid within such period, exceed the Specified Employee’s Statutory Maximum (as hereinafter defined). Payment of any delayed amounts shall be made as soon as is administratively practicable after the expiration of such six (6) month period.
     (b) No Delay or Acceleration of Payment. Except as expressly indicated under Subsection (a) above, all payments required to be made under this Agreement shall not be subject to delay or acceleration, except as may be permitted by action of the Company under the applicable Code Section 409A requirements.
     (c) Separation from Service Requirement. For purposes of determining the entitlement to any payment in connection with or relating to the Executive’s “termination” of employment, the existence of such termination shall not exist unless and until the Executive experiences a Separation from Service (as hereinafter defined).
     (d) Benefit Continuation. In the event benefit continuation under Section 4 would result in the recognition of taxable income by the Executive, such continuation shall occur only to the extent permitted in the exceptions contained in Treas. Reg. Section 1.409A-1(a)(5) or 1.409A-1(b)(9)(v).
     (e) Mandatory Applicability. In the event that the effectiveness, operation or applicability of this Amendment is prevented, delayed or called into question under the requirements of Section 7 of this Agreement, this Section 21 shall nevertheless be fully effective to apply to all payments under this Agreement and any other payments from the Company which are subject or pertinent to the application of the Code Section 409A requirements, as determined by the Company.
     (f) Definitions.
          (i) For purposes of this Agreement, “Separation from Service” shall mean a “separation from service” by the Executive with respect to the Company within the meaning of Treas. Reg. Section 1.409A-1(h)(1).
          (ii) For purposes of this Agreement, “Specified Employee” shall mean any person identified as such as of the relevant time under Treas. Reg. Section 1.409A-1(i); provided, however, that a person’s “officer” status for purposes of the application of the rules referenced thereunder may be construed by the Company in a manner consistent with preventing a possible or inadvertent violation of the Specified Employee restrictions of Code Section 409A.
          (iii) For purposes of this Agreement, “Statutory Maximum” shall, with respect to a Specified Employee, mean the “two (2) times the lesser of” amount described in Treas. Reg. 1.409A-1(b)(9)(iii)(A).”
     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and the Executive has signed this Amendment, effective January 1, 2009.
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THE HOME SAVINGS AND LOAN COMPANY OF YOUNGSTOWN, OHIO

By:	/s/ Douglas M. McKay Douglas M. McKay
Chairman and Chief Executive Officer

Date:	December 22, 2008

By:	/s/ Patrick W. Bevack Patrick W. Bevack

Date:	December 22, 2008

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